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                    August 12, 2022

       Chen Ren
       Chief Executive Officer
       Trans Global Group, Inc.
       Room 2701, Block A
       Zhantao Technology Building
       Minzhi Street, Shenzhen
       Guangdong Province, China

                                                        Re: Trans Global Group,
Inc.
                                                            Amendment No. 5 to
Registration Statement on Form 10-12G
                                                            Filed July 26, 2022
                                                            File No. 000-56383

       Dear Mr. Ren:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Scott Kline